AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS
OF
THE FIRST ISRAEL FUND, INC.
  Pursuant to a resolution duly adopted by the Board of Directors of The First Israel Fund, Inc.
(the Corporation), effective on May 17, 2007, Article VII,
Section 1 and Article VII, Section 5, respectively, of the
Corporations By-Laws, were amended and restated in their entirety as set forth below.

Amendment to Article VII, Section 1.

  Section 1.  Issuance of Stock.  Stockholders of the
Corporation are not entitled to certificates representing the shares of stock held by them. Shares shall be issued and stock ownership records shall be maintained in book-entry form. Whenever stock certificates are surrendered to the Corporation, for transfer, exchange or otherwise, the shares of stock issuable or outstanding upon such surrender shall be represented by book-entry without certificates. When the Corporation issues or transfers shares of stock without certificates, the Corporation shall provide to record holders of such shares a written statement of the information required by the Maryland General Corporation Law.
Such information may include the name of the Corporation, the name of the stockholder, the number and class of the shares, any restrictions on transferability, and any other information deemed necessary or appropriate by the Corporation. The provisions of this Section 1 and of
Section 5 of this Article authorizing issuance of shares by book-entry without certificates shall apply to all issuances of stock of the Corporation, except to the extent that the use of certificates may be continued as determined by the Board of Directors.

Amendment to Article VII, Section 5.

  Article 5.  Lost, Destroyed or Mutilated Certificates.
The holder of any certificates representing shares of stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of such certificate, and the Corporation may recognize, by book-entry, the ownership of shares of stock represented by any outstanding certificate theretofore issued by it which the owner thereof shall allege to have been lost or destroyed or which shall have been mutilated, and the Board may, in its discretion, require such owner or his legal representatives to give to the Corporation a bond in such sum, limited or unlimited, and in such form and with such surety or sureties, as the Board in its absolute discretion shall determine, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate, and any claim with respect to the Corporations book-entry recognition of ownership of the underlying shares.
Anything herein to the contrary notwithstanding, the Board, in its absolute discretion, may refuse to issue any such new certificate, except pursuant to legal proceedings under the laws of the State of Maryland.